CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 27, 2018, relating to the financial statements and financial highlights of DGHM All-Cap Value Fund, DGHM V2000 SmaIlCap Value Fund and DGHM MicroCap Value Fund, each a series of World Funds Trust, for the year ended February 28, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Information” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
June 28, 2018